Exhibit 99.1

November 6, 2014

Dicerna Announces Third Quarter 2014 Financial and Operational Results

-Management to Host Conference Call Today at 8:30 am ET-

WATERTOWN, Mass.—(BUSINESS WIRE)— Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics targeting genetically defined oncology and inherited rare diseases, today announced financial and operational results for the quarter ended September 30, 2014.

“During the third quarter, we continued to advance our key rare disease and oncology programs and remain on track to have our first proof-of-concept data during 2015,” stated Douglas M. Fambrough, Ph.D., Dicerna’s President and CEO. “We continue to expect to initiate a second clinical trial of our lead oncology program DCR-MYC by the end of 2014, and to start clinical development of our lead rare disease program DCR-PH1 in 2015.”

Oncology Program Updates

DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). The MYC oncogene encodes for a small intracellular protein that lacks a good binding site, which makes it a challenging target for traditional pharmaceutical approaches that seek to use small molecules or monoclonal antibodies to inhibit protein activity. Dicerna’s RNAi-based approach, which targets gene transcripts before they are translated into proteins, avoids these difficulties. This novel approach has yielded encouraging results in pre-clinical studies, in which Dicerna has shown that DCR-MYC knocks down MYC transcript activity and significantly reduces tumor volume in multiple mouse tumor models, including models of HCC.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In April 2014, Dicerna initiated a Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma.

•	Dicerna expects top-line data from this Phase 1 trial in 2015.

•	Dicerna plans to initiate a second Phase 1 trial in hepatocellular carcinoma (HCC) in U.S. and Asia by the end of 2014.

Rare Disease Program Update

DCR-PH1 is a therapeutic candidate for Primary Hyperoxaluria 1 (PH1), a rare, inherited disorder of liver metabolism that usually results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, Dicerna has shown that DCR-PH1 knocks down the activity of the gene transcript that encodes for the protein glycolate oxidase, thereby significantly reducing the production of oxalate, the key disease pathology of PH1. This represented a functional cure for PH1 in the mice.

•	In October 2014, preclinical data were presented at the 10th Annual Meeting of the Oligonucleotide Therapeutics Society showing that DCR-PH1 provides further evidence of the rapid and durable activity of DCR-PH1, as well as long-term tolerability after four-month chronic dosing.

•	Dicerna expects to initiate a Phase 1 trial of DCR-PH1 in 2015.

Financial Results

•	Cash Position—As of September 30, 2014, the Company had $111.9 million in cash and cash equivalents and held-to-maturity investments as compared to $46.6 million in cash and cash equivalents as of December 31, 2013. In addition, we have $1.4 million of restricted cash, which reflects collateral securing our lease obligations. In February 2014, the Company completed its initial public offering (IPO) of common stock, raising net proceeds of approximately $92.7 million.

•	R&D Expenses—Research and development expenses for the third quarter were $7.5 million, compared to $2.4 million for the same period in 2013, due primarily to the initiation of the clinical trial related to DCR-MYC, an increase in research activities related to DCR-PH1, and increased employee-related expenses, including stock-based compensation of $0.7 million.

•	G&A Expenses—General and administrative expenses for the third quarter were $3.7 million, compared to $1.3 million for the same period in 2013. The increase was primarily from the increased costs of operating as a public company and increased employee-related costs, including stock-based compensation of $0.9 million and an increase in head count.

•	Net Loss Attributable to Common Shareholders—Net loss attributable to common shareholders for the third quarter was $11.2 million compared to a net loss of $4.5 million for the same period in 2013.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on November 6, 2014.

Guidance

Based on our current cash position and operating plan, the Company re-iterates its expectation that it has sufficient cash to fund operations through 2016. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 8:30 a.m. (ET) today to review the Company’s third-quarter financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 26022809. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the even. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$31,815	$46,595
Held-to-maturity investments	$80,089	$—
Total Assets	$116,032	$49,794
Long-term debt, including current portion	$—	$4,847
Total Liabilities	$5,212	$8,467
Total stockholders’ equity (deficit)	$110,820	$(68,919)

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$7,489	$2,430	$19,546	$7,364
General and administrative	3,725	1,302	10,938	3,577

Total operating expenses	11,214	3,732	30,484	10,941
Loss from operations	(11,214)	(3,732)	(30,484)	(10,941)
Preferred stock warrant remeasurement	—	96	(2,559)	219
Loss on extinguishment of debt		(318)	(143)	(318)
Other income (expense), net	21	(240)	(163)	(759)

Net loss	$(11,193)	$(4,194)	$(33,349)	$(11,799)

Less: Accretion and dividends on redeemable convertible preferred stock	—	346	204	2,379

Net loss attributable to common stockholders	$(11,193)	$(4,540)	$(33,553)	$(14,178)

Net loss per share allocable to common stockholders - basic and diluted	$(0.63)	$(161.55)	$(2.17)	$(505.45)
Weighted average shares outstanding - basic and diluted	17,706,645	28,103	15,438,699	28,050

Dicerna Pharmaceuticals, Inc. and Subsidiary

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.63)	$(161.55)	$(2.17)	$(505.45)
Adjustments to net loss (as detailed below)	0.09	19.04	0.58	82.46

Non-GAAP loss per share - basic and diluted	$(0.54)	$(142.51)	$(1.59)	$(422.99)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:
GAAP net loss attributable to common stockholders	$(11,193)	$(4,540)	$(33,553)	$(14,178)
Adjustments:
Accretion and dividends on redeemable convertible preferred stock	—	346	204	2,379
Preferred stock warrant remeasurement	—	96	2,559	(219)
R&D: Stock-based compensation	726	25	3,338	31
G&A: Stock-based compensation	881	68	2,886	122

Non-GAAP net loss	$(9,586)	$(4,005)	$(24,566)	$(11,865)

Weighted Average Shares Outstanding - basic and diluted	17,706,645	28,103	15,438,699	28,050

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share—basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in capital and are no longer marked to market.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

Investor Contact:

Westwicke Partners

Yolanda Taylor, 617-366-6803

yolanda.taylor@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.